Exhibit 10.7
REAL ESTATE PURCHASE AGREEMENT
THIS REAL ESTATE PURCHASE AGREEMENT is made as of June 30, 2011 (the “Effective Date”), between SOUTHERN PLAINS ASSOCIATES, L.L.C., an Oklahoma limited liability company (“Seller”), and SOUTHERN PLAINS ASSOCIATES II, LLC, an Oklahoma limited liability company (“Buyer”).
The parties agree as follows:
1. Sale and Purchase. Seller agrees to sell and Buyer agrees to purchase the real property at 2222 W. Iowa Ave., Chickasha, Oklahoma, described on Exhibit “A” and all improvements on and appurtenances to the real property (the “Property”).
2. Purchase Price. The purchase price for the Property shall be an amount equal to the balance of the loan by First Liberty Bank to FB S. Plains Financing, LLC (the “Loan”) that is described in the Loan Agreement dated January 13, 2010, between FB S. Plains Financing, LLC, as borrower, James. B. Swickey, David W. Durrett, Capital Investors of Oklahoma, LLC, First Physicians Realty Group, LLC, Rural Hospital Acquisition, L.L.C., and Seller, as guarantors, and First Liberty Bank (the “Loan Agreement”), and evidenced by the $4,700,000 First Amended and Restated Promissory Note dated January 13, 2010, executed and delivered by FB S. Plains Financing, LLC and payable to the order of First Liberty Bank (the “Note”), outstanding on the closing date, but not more than $4,555,042.37.
3. Closing. The closing of the sale of the Property shall occur in the offices of First American & Title Trust Company, 501 North Walker, Suite 170, Oklahoma City, Oklahoma 73102, contemporaneously with the closings of the transactions contemplated by the Stock Purchase Agreement dated the date of this Agreement between Buyer, RHA Anadarko, Inc., and First Physicians Capital Group, Inc. (the “Stock Purchase Agreement”) and the Asset Purchase Agreement dated the date of this Agreement between Buyer and Southern Plains Medical Center, Inc. (the “Asset Purchase Agreement”). At or before the closing, Seller and Buyer shall each take such actions and deliver the duly executed documents necessary or appropriate to close the sale as described in this Agreement. All documents shall be reasonably satisfactory to the legal counsel for the parties. The actions to be performed and the documents to be delivered at the closing include those described in this section.
3.1 Seller’s Acts and Deliveries. Seller shall deliver the following:
(a) A duly executed and acknowledged general warranty deed conveying to Buyer indefeasible fee simple marketable title to the Property free and clear of any lien, claim, Encumbrance, restriction, or other matter other than the items listed on Schedule 3.1 (the “Permitted Exceptions”);
(b) Evidence of Seller’s satisfaction of items 4, 5, 6, and 8 through 14 on Schedule B — I of the commitment for an ALTA owner’s policy of title insurance No. 1556827-OK11, First Revised 4-20-2011 (the “Title Commitment”) issued by First American Title & Trust Company (the “Title Company”) and any additional requirements to the issuance of the title insurance policy described in Section 4.1(c) imposed by the Title Company (other than those that pertain only to Buyer);

(c) A copy of the Title Commitment marked and initialed by the Title Company to evidence the satisfaction of all requirements and the Title Company’s binding obligation to issue to Buyer an owner’s policy of title insurance insuring in Buyer indefeasible fee simple marketable title to the Property with no exceptions other than the Permitted Exceptions and with the following endorsements: (i) owner’s comprehensive endorsement, (ii) nonimputation endorsement regarding James B. Swickey, (iii) environmental protection endorsement (ALTA 8.1), (iii) access and entry endorsement, (iv) same as survey endorsement, and (v) deletion of arbitration endorsement;
(d) An affidavit of Seller sufficient to relieve Buyer of its withholding obligations under § 1445 of the Internal Revenue Code of 1986, as amended;
(e) Seller’s certification dated the Closing Date, signed by the managers and members of Seller, certifying the articles of organization and operating agreement of Seller and the authority of the managers of Seller to execute, deliver, and perform this Agreement;
(f) A termination of the Lease of a portion of the Property executed on December 16, 2009, by Seller, as landlord, and Southern Plains Medical Center, Inc. and RHA Anadarko, LLC, as tenants, duly executed and acknowledged by Seller, Southern Plains Medical Center, Inc., and RHA Anadarko, LLC;
(g) A lease of the Property between Buyer and Southern Plains Medical Center, Inc. duly executed and acknowledged by Southern Plains Medical Center, Inc. and in form and substance acceptable to Buyer;
(h) A First Loan Modification Agreement in form and substance acceptable to Buyer and duly executed by First Liberty Bank in which First Liberty Bank:
i. Consents to the conveyance of the Property to Buyer,
ii. Consents to the termination of the existing lease of the Property,
iii. Consents to the new lease of the Property between Buyer and Southern Plains Medical Center, Inc.,
iv. Confirms that no default has occurred under the Loan and that no event has occurred such that with the giving of notice or the passage of time, or both, a default would exist under the Loan, and
v. Confirms the outstanding principal balance of the Loan.
(i) Evidence of Seller’s payment of any amount necessary to reduce the outstanding balance of the loan to the maximum amount provided in Section 2;

(j) Payment of the expenses and prorations payable by Seller under this Agreement;
(k) A settlement statement; and
(l) Possession of the Property in substantially the condition existing on the Effective Date.
3.2 Buyer’s Acts and Deliveries. Buyer shall deliver the following:
(a) A duly executed First Loan Modification Agreement in form and substance reasonably acceptable to Buyer and First Liberty Bank;
(b) A lease of the Property between Buyer and Southern Plains Medical Center, Inc. in form and substance acceptable to Buyer; and
(c) A settlement statement.
4. Costs. Seller pay the costs of filing the deed and all other instruments required by this Agreement, the Oklahoma Documentary Stamp Tax applicable to the deed, all abstracting and title examination costs of the Title Company, the premium for the title insurance policy (including endorsements), any fees and expenses associated with Buyer’s assumption of the Loan, and the closing fees and expenses of the Title Company.
5. Taxes; Prorations. Seller shall be responsible for the payment of all ad valorem real estate taxes and assessments assessed against the Property for the years prior to the year of the closing and all matured and unmatured special assessments against the Property. Ad valorem real estate taxes for the year of the closing shall be prorated between Seller and Buyer. If the actual amount of ad valorem taxes for the year of the closing cannot be determined at the closing, the proration shall be on the basis of the amount assessed for the prior year, adjusted to reflect changes in assessed value or rates known to be in effect for the year of the closing.
6. Seller’s Representations and Warranties.
6.1 Seller’s Representations and Warranties. To induce Buyer to enter into this Agreement and to accept title to and possession of the Property, Seller represents and warrants to Buyer as follows:
6.1.1 Authority. Seller has the power and authority to execute, deliver, and perform this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all requisite action of Seller and its managers and members, and no further action is necessary to authorize such action or to make this Agreement the valid and binding obligation of Seller. The execution, delivery, and performance of this Agreement by Seller will not violate any provision of Seller’s organizational documents or applicable law.
6.1.2 Pending Actions. There is no action, suit, arbitration, administrative or judicial proceeding, order, or judgment pending or, to Seller’s knowledge, threatened against Seller that pertains to the Property or the transaction contemplated by this Agreement.

6.1.3 Condemnation. To Seller’s knowledge, there are no condemnation or eminent domain proceedings of any type pending or threatened that relate to any part of the Property, and Seller has received no notice, oral or written, of the desire of any public authority or other entity to take or use any part of the Property.
6.1.4 Condition; Compliance. All improvements on the Property, including the electrical, heating, air conditioning, and ventilation, plumbing, sewerage systems, are in good operating condition and repair, subject only to ordinary wear and tear, which is not such as to affect adversely the operation of the Property in the ordinary course of business. The Property is in compliance with all applicable zoning ordinances, building codes, and other applicable laws and regulations, including those related to the protection of human health, safety, the environment, wildlife, or natural resources. No treatment has been undertaken with respect to termite infestation, mold, fungi, or dry rot on the Property, other than normal periodic service.
6.1.5 UST’s. There are no underground storage tanks at the Property.
6.1.6 Environmental. The Property has been and continues to be in compliance with Environmental Laws and free of Environmental Contamination. There is no basis for any Claims based upon any Environmental Contamination of the Property or by any failure by Seller to comply with Environmental Laws.
6.1.7 Loan Documents. The Loan Agreement, Note, and Mortgage described on Schedule 4.1 are all of the documents documenting the terms of the Loan.
6.1.8 Loan Status. Neither FB S. Plains Financing, LLC, James. B. Swickey, David W. Durrett, Capital Investors of Oklahoma, LLC, First Physicians Realty Group, LLC, Rural Hospital Acquisition, L.L.C., nor Seller is in default under the Loan and none would be in default under the Loan with the giving of notice or the passage of time or both. The outstanding balance of the Loan (including accrued interest) on the date of this Agreement is $4,555,042.37.
6.1.9 Seller’s Constituent Documents. Seller has delivered to Buyer true and complete copies of Seller’s Articles of Organization and Operating Agreement and all amendments thereof.
6.2 Survival of Representations and Warranties. Seller’s liability for its representations and warranties shall survive the closing and Buyer’s acceptance of the deed to and possession of the Property. By closing and accepting the deed and possession of the Property, Buyer shall not be deemed to have waived Seller’s obligation to deliver possession of the Property in the condition described in this Agreement or to have waived the benefit of Seller’s representations and warranties. If after the closing Buyer determines that the Property delivered to it is not in such condition, Buyer shall so notify Seller, and Seller, at its expense, shall promptly place the Property in such condition. Seller’s liability for its representations and warranties and Buyer’s ability to rely on them in this Agreement will not be deemed waived or otherwise affected by any investigation made by or on behalf of Buyer or James B. Swickey’s ownership of a membership interest in Buyer, and no knowledge of James B. Swickey shall be imputed to Buyer for purposes of this Agreement or otherwise.

6.3 Environmental Definitions.
6.3.1 Claim. “Claim” means any legal liability arising from the environmental condition of the Property or under Environmental Laws, including requests by any regulatory agency with authority to request information, regulate any activity, product, waste or contaminant onsite, third party claims, actions triggered by any applicable Environmental Laws, with or without regulatory agency involvement.
6.3.2 Environmental Contamination. “Environmental Contamination” means the release or presence of any Hazardous Substance as defined by CERCLA, Hazardous Waste as defined by RCRA, Toxic Substance as defined by TSCA, Pesticide/Herbicide as defined by FIFRA, gasoline/oil or hydrocarbon constituent, PCB’s, asbestos, nonhazardous industrial solid waste, solid waste, pollutant, contaminant, or any other regulated substance as defined by any applicable Environmental Law.
6.3.3 Environmental Laws. “Environmental Laws” means all current and future laws, ordinances, and regulations related to the protection of human health and the environment, or natural resources, including all orders and regulations issued pursuant thereto.
7. Conditions. The obligations of Buyer to close and purchase the Property shall be subject to and conditioned upon the satisfaction, at or before the closing, of all the conditions set out below, which Buyer may waive in its absolute discretion. Seller shall use reasonable efforts to cause the satisfaction of all of the conditions below.
7.1 Performance. Seller shall have performed all of its obligations under this Agreement.
7.2 Accuracy of Representations and Warranties. All representations and warranties of Seller in this Agreement shall be true and correct in all respects on and as of the closing date as though made on that date without reference to any certificate delivered under Section 5.1(e).
7.3 Other Closings. The closings of the transactions contemplated by the Stock Purchase Agreement and the Asset Purchase Agreement shall have occurred.
7.4 Foxborough Capital. Buyer and Foxborough Capital shall have entered into an Amended and Restated Subordinated Debenture in the amount of the purchase price of the Property with terms that are consistent with the terms of the Loan.
7.5 Foxborough Management. Foxborough Management shall have assigned to Buyer all of the outstanding membership interests in FB S. Plains Financing, LLC free of all security interests, assignments, pledges, and other encumbrances and delivered to Buyer a Good Standing Certificate for FB S. Plains Financing, LLC issued by the Oklahoma Secretary of State no earlier than June 23, 2011.

8. Miscellaneous.
8.1 Construction. The rule of construction that an agreement is to be construed most strictly against the party who drafted the document shall not be applicable to this Agreement because all parties participated in the preparation of this Agreement. “Includes” and “including” are not limiting. References to sections and exhibits are to sections and exhibits of this Agreement unless otherwise indicated. The headings in this Agreement are for convenience and reference only and do not define or limit the scope or content of this Agreement or otherwise affect its provisions. Any reference to “this Agreement” is a reference to this Agreement as a whole, and is not limited to the particular section, clause, schedule, exhibit, or provision in which the reference appears, and to this Agreement as amended, supplemented, replaced, or assigned from time to time. All pronouns refer to the masculine, feminine, or neuter, singular, or plural, as the identity of the person or persons may require, unless the context clearly indicates otherwise.
8.2 Time. If the last day of any time period falls on a Saturday, Sunday, or legal holiday, the period shall be extended to end on the next day that is not a Saturday, Sunday, or legal holiday. Time is of the essence of this Agreement.
8.3 Notice. Any notice, request, demand, instruction, or other document to be given under this Agreement shall be in writing and shall be delivered in person or by FedEx or a similar overnight courier or by United States certified mail, return receipt requested, with postage prepaid, and addressed to the parties at the respective addresses below. Delivery shall be effective (i) upon receipt if delivered in person prior to 5:00 p.m. local time at the address of the addressee, or on the next business day if delivered after 5:00 p.m. local time or on a Saturday, Sunday or legal holiday, (ii) one business day after having been delivered to FedEx or a similar courier for next-day delivery, and (iii) three business days after mailing if mailed. A party may change its address by service of a notice of such change in accordance with this section.
8.4 Brokerage Commission. Each party shall indemnify and hold harmless the other from and against any and all claims, losses, damages, costs, or expenses arising out of or resulting from any agreement alleged to have been made by the indemnifying party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated by this Agreement.
8.5 Counterparts. This Agreement may be executed in one or more counterparts. It shall not be necessary for the signature of more than one party to appear on any single counterpart. Each counterpart will be deemed to be an original of this Agreement, and all counterparts together shall constitute one agreement. The exchange of executed counterparts of this Agreement or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement, and such counterparts may be used in lieu of the original for all purposes.
8.6 Attorneys’ Fees. In any action between the parties relating to this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and costs.

8.7 Entire Agreement. This Agreement is the final expression of the entire agreement of the parties regarding Buyer’s purchase of the Property. This Agreement supersedes all prior agreements and understandings between the parties regarding such subject. This Agreement may not be amended, modified, or waived except by a written agreement designated as an amendment of this Agreement and signed by the party against whom it is to be enforced.
EXECUTED as of the Effective Date.

SOUTHERN PLAINS ASSOCIATES, L.L.C., an Oklahoma limited liability company

By:

David Hirschhorn, Manager

Address:	6501 Broadway Extension, Suite 200
Oklahoma City, OK 73116

With a copy to:

Shawn J. Roberts Shawn J. Roberts, PC 1233 E. 33rd Street Edmond, OK 73013

SOUTHERN PLAINS ASSOCIATES II, LLC, an Oklahoma limited liability company

By:

Brad Swickey, Manager

Address:	c/o Robert M. Byers
Foundation HealthCare Affiliates
14000 N. Portland
Oklahoma City, OK 73134

With a copy to:

J. Michael Nordin McAfee & Taft Tenth Floor, Two Leadership Square 211 N. Robinson Avenue Oklahoma City, Oklahoma 73102-7103

EXHIBIT “A”
Legal Description
TRACT 1
A tract of land in the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West of the Indian Meridian, Grady County, Oklahoma, described as follows:
Beginning at a point 330 feet West and 30 feet North of the Southeast Corner of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West;
Thence West 208.7 feet,
Thence North 492.4 feet,
Thence East 80.7 feet.
Thence North 107.65 feet,
Thence East 128 feet,
Thence South 600.05 feet to the Point of Beginning;
AND
TRACT 2
A tract of land situated in the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West of the Indian Meridian, Grady County, Oklahoma, described as follows:
Beginning at a point 822.4 feet West of the Southeast Corner of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West,
Thence North 447.4 feet,
Thence East 283.7 feet,
Thence North 75 feet,
Thence West 313.7 feet,
Thence South 522.4 feet,
Thence East 30 feet to the Point of Beginning;

AND
TRACT 3
A tract of land in the South Half (S/2) of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West of the Indian Meridian, described as follows:
Beginning at a point 538.7 feet West and 218.4 feet North of the Southeast Corner of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West of the Indian Meridian,
Thence North 34°01’ West a distance of 48.3 feet,
Thence North 99 feet,
Thence West 150 feet,
Thence North 30°00’ West a distance of 34.3 feet,
Thence West 89.5 feet,
Thence North 60 feet,
Thence East 283.7 feet,
Thence South 229 feet to the Point of Beginning;
LESS AND EXCEPT the following described tract:
Beginning at a point 732.8 feet West and 387.1 feet North of the Southeast Corner of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29),
Thence West 89.5 feet;
Thence North 60 feet;
Thence East 54.9 feet;
Thence South 30°00’ East 69.3 feet to the Point of Beginning;
TRACT 4
A tract of land in the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West, more particularly described by metes and bounds as follows:
Beginning at a point 852.4 feet West and 522.4 feet North of the Southeast Corner of the Northeast Quarter (NE/4) of the Southwest Quarter (SW/4) of Section Twenty-nine (29), Township Seven (7) North, Range Seven (7) West,

Thence North 717.25 feet;
Thence North 63°07’ East 177.7 feet;
Thence East 366 feet;
Thence South 690 feet;
Thence West 128 feet;
Thence South 107.65 feet;
Thence West 394.7 feet to the Point of Beginning, Grady County.
AND
TRACT 5
Lots Eight (8), Nine (9), Thirty-five (35) and Thirty-six (36) in Block “A” in WEST MINSTER PLACE, an addition to the City of Chickasha, Oklahoma, according to the recorded plat thereof.

SCHEDULE 3.1
Permitted Exceptions
1.	Ad valorem taxes for 2011.

2.	All interest in and to all oil, gas, coal and other minerals and all rights pertaining thereto.

3.	Lease between Southern Plains Medical Center, Inc. and Buyer dated the closing date.

4.	Right-of-Way in favor of Public Service Company of Oklahoma, recorded in Book 923, Page 19.

5.	Easement in favor of the Public recorded in Book 663, Page 665.

6.	Right-of-Way in favor of Public Service Company of Oklahoma, recorded in Book 843, Page 701.

7.	Easement in favor of Chickasha Clinic recorded in Book 1006, Page 62.

8.	Plat of Westminster Place filed April 26, 1909 in New Plat Book 2, Page 75.

9.	Mortgage dated effective January 13, 2010, recorded in Book 4244, Page 389.

10.	The following matters disclosed by an ALTA/ACSM survey made by Bradley G. Wells on January 6, 2010:
a)	Portion of Existing Building lying within the subject property encroaches over the 24-foot Road Easement recorded in Book 1006, Page 62, as shown on plat of survey;
b)	Existence of a 10-foot front building set back line, a 5-foot side setback line and a 20-foot rear set back line, all pursuant to zoning as shown on plat of survey;
c)	Asphalt Paving and Curbing protruding across the subject property’s East and South property lines, as shown on plat of survey;
d)	Various light poles and power lines encroaching across and off of property for which no recorded utility easements are found, as shown on plat of survey; and
e)
Encroachment of fence line onto and off of the subject property’s West property line and the rights, if any, of adjacent property owners in and to that portion of the subject premises lying between the property line and the fence inside said line, as shown on plat of survey.